Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-284188 on Form S-3 and Registration Statement No. 333-286945 on Form S-8 of AiRWA Inc. of our report dated October 14, 2026, with respect to the balance sheets of Hongkong Best Life Trade Co., Limited, as of April 30, 2026 and 2025 and the related statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended April 30, 2026 and 2025, and related notes appearing in the Amendment No. 1 of the Current Report on Form 8-K/A filed by AiRWA Inc. on October 14, 2026.

/s/ Li CPA LLC

October 14, 2026